Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF HYLIION

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with the unaudited financial statements and related notes filed as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit is filed, as well as the audited financial statements and related notes that are included in Tortoise Acquisition Corp.’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”,) on September 8, 2020 (the “Proxy Statement”). This discussion and analysis should also be read together with our pro forma financial information for the period ended September 30, 2020 and as of December 31, 2019 filed as Exhibit 99.3 to the Current Report on Form 8-K to which this Exhibit is filed. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in the Proxy Statement. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hyliion” to “we”, “us”, “our”, and the “Company” are intended to mean the business and operations of Hyliion and its consolidated subsidiaries.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Our mission is to be the leading provider of electrified powertrain solutions for the commercial vehicle industry. Our goal is to reduce the carbon intensity and the GHG emissions of the transportation sector by providing electrified powertrain solutions for Class 8 commercial vehicles at the lowest TCO. We are currently developing two electrified powertrain systems for long-haul Class 8 commercial vehicles which will reduce the transportation sector’s GHG emissions: our Hybrid system and our Hypertruck ERX system.

Our electrified powertrain solutions utilize our proprietary battery systems, control our software and data analytics, combined with electric motors and power electronics, to produce an electrified powertrain system technology platform that can be used to either augment, in the case of our Hybrid system, or fully replace, in the case of Hypertruck ERX system, traditional diesel or CNG fueled powertrains and improve their performance. Our solutions are designed to be compatible with most major Class 8 commercial vehicle manufacturers and are fuel and generator agnostic, giving our customers the greatest flexibility to choose the vehicles that best fit their overall commercial vehicle operations strategy in their transition to electrified transportation.

Our Hybrid system has been used on over two million real-world road miles on Class 8 commercial vehicles and can either be retrofit to an existing in-service vehicle or installed on a new vehicle prior to entering fleet service. Our Hypertruck ERX system leverages the experience and data from our Hybrid system to replace the traditional diesel powertrain installed in new vehicles. Our Hypertruck ERX system will offer commercial vehicle owners and operators a net carbon negative electrified powertrain option for Class 8 commercial vehicles, when using RNG. Class 8 commercial vehicles can currently be refueled with CNG through existing, geographically diverse and third-party accessible natural gas refueling stations established across North America and globally. This existing and accessible refueling infrastructure will significantly reduce the buildout time and cost required to utilize our Hypertruck ERX system as compared to other proposed potential electrified solutions. By focusing on the powertrain, our solutions can be installed on most major Class 8 commercial vehicles, which gives our customers the flexibility to continue using their preferred vehicle brands and maintain their existing fleet maintenance and operations strategies. Our existing customers, to whom we have deployed demonstration Hybrid system units, include leaders in the transportation and logistics sector such as Ryder Systems, Inc. (“Ryder”), Penske Truck Leasing Co., L.P. (“Penske”), Eagle Transport Corporation (“Eagle”), C.R. England Inc. (“C.R. England”), Enterprise G. Lajoie, Inc. (“EGL”) and Idealease, Inc. (“Idealease”) as well as companies committed to reducing the overall environmental impact and fuel costs of their owned and operated trucking fleets, such as Wegmans. Our Hypertruck ERX system is generating significant interest from our current customers and potential new customers given the multitude of potential benefits and lower TCO compared to both conventional Class 8 commercial vehicles as well as competing technologies currently in development. Our initial customer and launch partner for our Hypertruck ERX system is Agility Transport, from which we have received a pre-launch order of up to 1,000 trucks equipped with our Hypertruck ERX system in one or more future purchase orders, subject to certain testing and performance requirements and termination rights (including a right to terminate the Agility Pre-Launch Agreement prior to purchasing all or any portion of Agility Transport’s pre-order). We are in the pre-commercialization stage of development and have generated no revenue from these customers since inception.

In June 2020, we entered into a business combination agreement (the “Business Combination Agreement”) with Tortoise Acquisition Corp., a Delaware corporation (“TortoiseCorp”) and SHLL Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of TortoiseCorp (“Merger Sub”), pursuant to which the Merger Sub will merge with and into our company, with our company surviving the merger as a wholly owned subsidiary of TortoiseCorp (the “Business Combination”). At a special meeting of TortoiseCorp stockholders held on September 28, 2020, the Business Combination Agreement was approved and adopted, and the merger and all other transactions contemplated by the Business Combination Agreement were approved. On October 1, 2020, we consummated the Business Combination pursuant to the Business Combination Agreement, TortoiseCorp changed its name to Hyliion Holdings Corp, and our financial statements became those of TortoiseCorp.

Prior to the Business Combination, we financed our operations primarily through private placements of redeemable convertible preferred stock and issuance of convertible notes payable, raising aggregate gross proceeds of approximately $62.7 million since our inception in 2016. On October 1, 2020, we consummated the Business Combination and raised net proceeds of $519.9 million (net of transaction costs and expenses). As of September 30, 2020, the net carrying value of the convertible notes payable was $21.5 million and the accumulated deficit since inception was $67.6 million.

 Recent Developments

On January 17, 2020, we received loan proceeds of $3.2 million from the issuance of a convertible note payable which matures on January 15, 2025. The convertible note payable converted into shares of our common stock upon the consummation of the Business Combination.

In March 2020, the World Health Organization declared the COVID-19 outbreak to be a pandemic and actions taken around the world to help mitigate the spread of COVID-19 included restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, we may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

On May 8, 2020, we received loan proceeds in the amount of $0.9 million under the Paycheck Protection Program (the “PPP”). The PPP was established as part of the CARES Act and provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loans and accrued interest are forgivable after eight weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and so long as the borrower maintains its pre-funding employment and wage levels.

On August 14, 2020, we received loan proceeds in the amount of $10.1 million under a term loan agreement (the “Term Loan”) which matured on the earlier of (i) December 15, 2020, (ii) the termination of the Business Combination Agreement, (iii) the consummation of the Business Combination. The Term Loan and accrued interest were repaid in full in October 2020 following consummation of the Business Combination.

As noted above, on October 1, 2020, we completed the Business Combination, pursuant to which Merger Sub merged with and into Hyliion Inc., with Hyliion Inc. surviving the merger as a wholly owned subsidiary of Hyliion Holdings Corp. The Business Combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse capitalization treatment. These include an estimated increase in cash (as compared to Hyliion’s balance sheet at September 30, 2020) of approximately $519.9 million.

Comparability of Financial Information

Our results of operations and statements of assets and liabilities may not be comparable between periods as a result of the business combination.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors”

Successful commercialization of our drivetrain solutions

We expect to derive future revenue from our Hybrid systems and Hypertruck ERX system. Our V1 Hybrid system is available today, offering customers the immediate ability to lower costs and improve environmental impact, and we intend to introduce our improved V2 Hybrid system for customer deliveries in late 2021. Our Hypertruck ERX system is projected to be delivered to customers for evaluation and testing in late 2021 with commercial availability projected for 2022. In order to reach commercialization, we must purchase and integrate related property and equipment, as well as achieve several research and development milestones. As a result, we will require substantial additional capital to develop our products and services and fund our operations for the foreseeable future. Until we can generate sufficient revenue from product sales, we expect to finance our operations through commercialization and production with proceeds from the Business Combination. The amount and timing of our future funding requirements, if any, will depend on many factors, including the pace and results of our research and development efforts.

Customer Demand

We have deployed demonstration Hybrid system units to a number of customers and our Hypertruck ERX system is generating significant interest from its current customers and potential new customers. In May 2020, we entered into the Agility Pre-Launch Agreement with Agility Transport. Under the Agility Pre-Launch Agreement, Agility Transport agreed to order 1,000 trucks equipped with our Hypertruck ERX system in one or more future purchase orders, subject to certain testing and performance requirements and termination rights (including a right to terminate the Agility Pre-Launch Agreement prior to purchasing all or any portion of Agility Transport’s pre-order). For the nine months ended September 30, 2020, we had no transactions with Agility Transport.

Basis of Presentation

Currently, we conduct business through one operating segment. See Note 3 in the audited financial statements included in the Proxy Statement for more information about our operating segment.

Key Components of Statements of Operations

Research and Development Expense

Research and development expenses consist primarily of costs incurred for the discovery and development of our electrified powertrain solutions, which include:

●	personnel-related expenses including salaries, benefits, travel and share-based compensation, for personnel performing research and development activities;

●	fees paid to third parties such as consultants and contractors for outsourced engineering services;

●	expenses related to materials, supplies and third-party services;

●	depreciation for equipment used in research and development activities; and

●	allocation of general overhead costs

We expect our research and development costs to increase for the foreseeable future as we continue to invest in research and development activities to achieve our operational and commercial goals.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist of personnel-related expenses for our corporate, executive, finance, sales, marketing and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, sales and marketing costs. Personnel-related expenses consist of salaries, benefits and share-based compensation.

We expect our selling, general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Other Income (Expense), Net

Other income and expense consists primarily of interest expense incurred on our debt obligations, remeasurement gain or loss associated with the change in the fair value on our convertible notes payable derivative liabilities and our gain on bargain purchase associated with the acquisition of a battery division on June 1, 2018.

Results of Operations

Comparison of Nine months Ended September 30, 2020 and 2019

The condensed statements of operations for the nine months ended September 30, 2020 and 2019 are presented below:

	Nine Months Ended September 30,		$	%
	2020	2019	Change	Change
	(dollar amounts in thousands, expect share and per share data)
Operating expenses:
Research and development	$(8,134)	$(6,716)	$(1,418)	21.1%
Selling, general, and administrative	(3,705)	(1,977)	(1,728)	87.4%
Loss from operations	(11,839)	(8,693)	(3,146)	36.2%
Other income (expense):
Interest expense	(5,458)	(2,176)	(3,282)	150.8%
Change in fair value of convertible notes payable derivative liabilities	(1,358)	823	(2,181)	(265.0)%
Other income	(12)	20	(32)	(160.0)%
Total other (expense) income	(6,828)	(1,333)	(5,495)	412.2%
Net loss	$(18,667)	$(10,026)	$(8,641)	86.2%
Cumulative dividends on convertible preferred stock	(1,337)	(1,261)	(76)	6.0%
Net loss attributable to common stockholder, basic and diluted	$(20,004)	$(11,287)	$(8,717)	77.2%
Net loss per share, basic and diluted	$(0.76)	$(0.45)	$(0.32)	70.6%
Weighted-average shares outstanding, basic and diluted	26,269,060	25,293,066	975,994	3.9%

Research and Development

Research and development expenses increased by $1.4 million from $6.7 million in the nine months ended September 30, 2019 to $8.1 million in the same period in 2020. The increase was primarily due to a $1.0 million increase in consulting fees relating primarily to development of our Hypertruck ERX prototype vehicle, a $0.5 million increase in consumable research and development components relating primarily to development of our Hypertruck ERX prototype vehicle, a $0.3 million increase in payroll and related costs due to increased hardware and software engineering headcount and performance-oriented product development incentive bonuses earned during the period, offset by $0.4 million of reductions in facilities lease expenses due to the closure of a satellite office.

Selling, General and Administrative

Selling, general and administrative expenses increased by $1.7 million from $2.0 million in the nine months ended September 30, 2019 to $3.7 million in the same period in 2020, primarily driven by a $0.2 million increase in facilities lease expenses due to an expansion of the administrative portion of our headquarter facilities, a $0.5 million increase in payroll and payroll related costs related to new hires and a voluntary, temporary salary reduction taken by key executive personnel during the nine months ended September 30, 2019 in an effort to conserve cash that did not recur during the nine months ended September 30, 2020, $0.4 million increase in consulting fees related to staff augmentation, $0.2 million increase in accounting and audit fees, and a $0.4 million increase in marketing and press relations expenses relating to our expansion of product sales and marketing activities.

Other Income (Expense), Net

Total other expense increased by $5.5 million from $1.3 million for the nine months ended September 30, 2019 to $6.8 million in the same period in 2020, primarily due to the following:

●	interest expense increased by $3.3 million from $2.2 million for the nine months ended September 30, 2019 to $5.5 million for the same period in 2020, primarily due to interest expense incurred on our debt obligations, which increased from $19.4 million at September 30, 2019 to $37.9 million at September 30, 2020. During the nine months ended September 30, 2020 and 2019, we issued convertible notes payable, for which certain embedded features were required to be bifurcated and separately accounted for as derivative liabilities, in exchange for cash proceeds totaling $3.2 million and $13.6 million, respectively. The estimated fair value of the convertible notes payable derivative liabilities on the date of issuance for the nine months ended September 30, 2020 and 2019 totaled $2.7 million and $6.0 million, respectively, and were recognized at issuance as a liability and a corresponding debt discount. For the nine months ended September 30, 2020 and 2019, interest expense consisted of: (a) interest payable in kind at an annual stated rate of 6.0% for a total of $1.1 million and $0.4 million, respectively, (b) convertible notes payable discount amortization of $3.8 million and $1.6 million, respectively, and (c) Term Loan discount amortization of $0.5 million and $0.0 million, respectively.

●	A loss from the change in fair value of convertible notes payable derivative liabilities of $1.4 million for the nine months ended September 30, 2020 and a gain from the change in fair value of convertible notes payable derivative liabilities of $0.8 million for the same period in 2019.

Liquidity and Capital Resources

As of September 30, 2020, we had a working capital deficit of $30.7 million and an accumulated deficit of $67.6 million. We incurred a net loss of $18.7 million for the nine months ended September 30, 2020 and a net loss of $14.1 million for the year ended December 31, 2019.

In connection with the consummation of the Business Combination, on October 1, 2020, we raised net proceeds of $519.9 million (net of transaction costs and expenses).

As of September 30, 2020, we had cash and cash equivalents balance of $7.6 million. Based on the cash balance as of September 30, 2020 and proceeds from the Business Combination, we believe this will be sufficient to continue to execute our business strategy by (i) completing the development and commercialization of the Hyliion Hybrid and Hypertruck ERX system, (ii) scale Hyliion’s operations to meet anticipated demand, and (iii) hiring of personnel.

However, actual results could vary materially and negatively as a result of a number of factors discussed in the section in the Proxy Statement entitled “Risk Factors.”

Cash Flows Summary

Presented below is a summary of our operating, investing and financing cash flows:

	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Net cash provided by (used in)
Operating activities	$(10,985)	$(8,338)
Investing activities	(83)	(215)
Financing activities	12,348	13,465
Net change in cash and cash equivalents	$1,280	$4,912

Cash Flows Used in Operating Activities

 For the nine months ended September 30, 2020, cash flows used in operating activities were $11.0 million. The cash used primarily related to our net loss of $18.7 million, adjusted for certain non-cash expenses including $0.7 million related to non-cash lease expenses, $0.7 million related to depreciation and amortization, $1.4 million related to a loss from the change in fair value of the convertible notes payable derivative liabilities, $4.2 million related to amortization of the debt discount, $1.1 million related to paid-in-kind interest on convertible notes payable and $0.2 million related to share-based compensation and adjusted for a $0.5 million change in net working capital accounts including a $0.7 million increase in accounts payable and accrued expenses partially offset by a $0.7 million decrease in operating lease liabilities and a $0.5 million reduction in accounts receivable and other current assets.

For the nine months ended September 30, 2019, cash flows used in operating activities were $8.3 million. The cash used primarily related to our net loss of $10.0 million, adjusted for certain non-cash expenses including $1.0 million related to non-cash lease expenses, $0.8 million related to depreciation and amortization, $0.8 million related to a gain from the change in fair value of the convertible notes payable derivative liabilities, $1.7 million related to amortization of the debt discount, $0.4 million related to paid-in-kind interest on convertible notes payable and $0.1 million related to share-based compensation and adjusted for a $1.4 million change in net working capital accounts including a $0.5 million decrease in operating lease liabilities and a $1.2 million decrease in accounts payable and accrued expenses and partially offset by a $0.2 million reduction in accounts receivable, other current assets, and other assets.

Cash Flows Used in Investing Activities

Cash used in investing activities primarily relate to capital expenditures for test equipment and machinery, demonstration and test vehicles, leasehold improvements, office furniture and equipment as Hyliion continues to invest in its business infrastructure. Capital expenditures totaled $0.1 million and $0.2 million for the nine months ended September 30, 2020 and 2019, respectively. No business acquisitions or intangible assets were purchased for the nine months ended September 30, 2020 and 2019.

Net cash used in investing activities is expected to continue to increase substantially as Hyliion purchases additional property and equipment as Hyliion continues the development of its Hybrid and Hypertruck ERX systems and scales the manufacturing operations to meet anticipated demand.

Cash Flows Provided by Financing Activities

Cash provided by financing activities was $12.3 million for the nine months ended September 30, 2020, which was primarily due to $3.2 million of proceeds from the issuance of a convertible note payable, $10.1 million of proceeds from the issuance of a Term Loan, $0.9 million of loan proceeds from the PPP, and $0.1 million of proceeds from the exercise of common stock options, partially offset by payments for deferred transaction costs of $1.3 million, payments for deferred financing costs of $0.5 million and repayments on finance lease obligations of $0.2 million.

Cash provided by financing activities was $13.5 million for the nine months ended September 30, 2019, which was primarily due to $13.6 million of proceeds from the issuance of convertible notes payable, partially offset by repayments on finance lease obligations of $0.1 million.

Related Parties

In conjunction with the convertible promissory note entered into in September 2018 (the “2018 Note” and the holder of such note, the “2018 Noteholder”), we entered into a preferred sourcing arrangement, as amended (the “PSA”), with the 2018 Noteholder. Under the terms of the PSA, so long as the 2018 Noteholder is one of our stockholders or debtholders and for a period of five years following a change of control of Legacy Hyliion, we will treat the 2018 Noteholder as our preferred source for any products that the 2018 Noteholder manufactures or sells in preference to other competing products as long as the 2018 Noteholder’s products meet the technical criteria established by us and on reasonably competitive terms. Under the PSA, we are allowed to purchase competing products upon the request of any customer.

In September 2019, we entered into an Amended and Restated Services Agreement (the “Services Agreement”) with the 2018 Noteholder under which the 2018 Noteholder may provide engineering or operational services to us. We have not yet engaged the 2018 Noteholder to provide any services under the Services Agreement.

In June 2020, we entered into amendments to the convertible promissory notes (the “Note Amendments”) with all noteholders. In conjunction with the Note Amendments, we entered into a commercial matters agreement with the 2018 Noteholder (the “Commercial Matters Agreement”), pursuant to which, among other things:

(a) The PSA will remain in place so long as the 2018 Noteholder owns one million shares of our Common Stock subsequent to the consummation of the Business Combination Agreement and will be effective for a period of five years following a change of control affecting us.

(b) The Services Agreement was terminated with the intention of replacing it with a new services agreement (the “New Services Agreement”). The terms of the New Services Agreement are yet to, and may ultimately not, be negotiated and the 2018 Noteholder is under no obligation to enter into such New Services Agreement.

(c) Contingent and effective upon the execution of the Business Combination Agreement, we shall issue to the 2018 Noteholder $10.0 million worth of our Common Stock, as of immediately prior to the effective time of the merger, in consideration for the Note Amendments and for any future services to be provided pursuant to the terms of the New Services Agreement. We do not expect to engage the 2018 Noteholder to provide services under the New Services Agreement in the future. Upon the consummation of the Business Combination, 1,000,000 shares of Legacy Hyliion were issued to the 2018 Noteholder.

For the nine months ended September 30, 2020, we purchased goods used in its research and development activities totaling approximately $0.1 million from the 2018 Noteholder. For the nine months ended September 30, 2020, we owed approximately less than $0.1 million to the 2018 Noteholder for purchased goods used in its research and development activities, which is included within accounts payable on the accompanying balance sheets. At September 30, 2020, we owed $1.2 million for accrued interest on the convertible notes payable owed to the 2018 Noteholder, which is included within the carrying value of debt on the accompanying balance sheets. Approximately 60% of our convertible notes payable were held by the 2018 Noteholder as of September 30, 2020. Upon the consummation of the Business Combination, these convertible notes payable plus accrued paid-in-kind interest were converted into shares of Legacy Hyliion’s common stock and exchanged in the Business Combination.

Between February and July 2019, we issued a series of convertible notes payable in exchange for cash totaling approximately $13.6 million (the “Initial 2019 Notes” and holders of such notes, the “Initial 2019 Noteholders”). The Initial 2019 Notes bear interest at 6% per annum and mature two to five years after their respective issuance dates. In conjunction with one of the Initial 2019 Notes, we entered into a Collaboration and Development Agreement (the “CDA”) with one of the Initial 2019 Noteholders (the “Collaboration Partner”). Under the terms of the CDA, we will work with the Collaboration Partner to develop certain products to be manufactured by the Collaboration Partner for use in our assembled products. The costs incurred under the CDA are the responsibility of the party who incurred the costs. Once the Collaboration Partner’s developed products meet our technical requirements and the Collaboration Partner meets or beats reasonably competitive terms, the Collaboration Partner and we will enter into a supply arrangement under which we will purchase the developed products exclusively from the Collaboration Partner for three years after such supply arrangement’s effective date. In the event we and the Collaboration Partner fail to enter into such supply agreement or we do not purchase its total requirements for such supplies exclusively from the Collaboration Partner during the three-year period after the supply agreement is entered into, the Collaboration Partner is entitled to certain remedies including reimbursement of all of its development costs. Upon the consummation of the Business Combination, these convertible notes payable plus accrued paid-in-kind interest were converted into shares of Legacy Hyliion’s common stock and exchanged in the Business Combination.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

 Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date, as well as the reported expenses incurred during the reporting period. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to our financial statements.

There have been no material changes to our critical accounting policies and estimates as described in the audited financial statements as of and for the year ended December 31, 2019, which are included in the Proxy Statement and incorporated by reference into the Original Report and this Amendment No. 2.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time we are no longer considered to be an emerging growth company. At times, we may elect to early adopt a new or revised standard. See Note 3 of the audited financial statements in the Proxy Statement for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ending December 31, 2019 and 2018.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Hyliion will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of Hyliion’s first fiscal year following the fifth anniversary of the Closing, (b) the last date of Hyliion’s fiscal year in which Hyliion has total annual gross revenue of at least $1.1 billion, (c) the date on which Hyliion is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Hyliion has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

We hold cash and cash equivalents for working capital purposes. We do not have material exposure to market risk with respect to investments, as any investments we enter into are primarily highly liquid investments. As of September 30, 2020, we had a cash balance of $7.6 million, consisting of operating and savings accounts which are not affected by changes in the general level of U.S. interest rates.

Inflation Risk

We do not believe that inflation currently has a material effect on its business.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by Hyliion as of the specified effective date. Unless otherwise discussed, Hyliion believes that the impact of recently issued standards that are not yet effective will not have a material impact on Hyliion’s financial position or results of operations under adoption.

See Recent Accounting Pronouncements issued, not yet adopted under Note 3 – Summary of Significant Accounting Policies in the notes to the 2019 financial statements included in the Proxy Statement for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we have made one, of their potential impact on our financial condition and results of operations.